Exhibit 1.1

BLACK CREEK INDUSTRIAL REIT IV INC.
Up to $2,000,000,000 in Shares of Common Stock

FORM OF DEALER MANAGER AGREEMENT

This Dealer Manager Agreement (the “Agreement”) is made and entered into as of              , 2018, by and among Black Creek Industrial REIT IV Inc., a Maryland corporation (the “Company”), BCI IV Advisors LLC, a Delaware limited liability company (the “Advisor”), and Black Creek Capital Markets, LLC, a Colorado limited liability company (the “Dealer Manager”).

Whereas, on               , 2018, the Company filed a registration statement on Form S-11 (Registration No. 333-[ ]) (such registration statement and any prospectus contained therein, as they have been and may in the future be amended, including any pre-effective amendments, post-effective amendments or other supplements to such registration statement or such prospectus after the effective date of registration, being respectively referred to herein as the “Registration Statement” and the “Prospectus,” respectively, as more fully defined below) with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an offering (the “Offering”) of up to $2,000,000,000 of its common stock, $0.01 par value per share;

Whereas, the Offering is comprised of $1,500,000,000 of Shares that will be issued and sold to the public (the “Primary Offering”) and $500,000,000 of Shares that will be offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”) in any combination of Class T shares (“Class T Shares”), Class W shares (“Class W Shares”) and Class I shares (“Class I Shares”), subject to the Company’s right to reallocate such Share amounts, as described in the Prospectus;

Whereas, in connection with the Offering, the minimum initial purchase requirement for any one person shall be $2,000 for Class T Shares and Class W Shares or $1,000,000 for Class I Shares (unless waived by the Company and except as otherwise indicated in the Prospectus);

Whereas, the Company is managed by the Advisor; and

Whereas, the Company has retained the Dealer Manager to use its best efforts to sell the Shares and to manage the sale by other participating broker dealers (the “Dealers”) of the Shares and Dealer Manager desires to serve as the Dealer Manager for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement and in the Registration Statement.

Now, therefore, in consideration of the terms and conditions hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Company, the Advisor and the Dealer Manager as follows:

1.                                      Representations and Warranties of the Company:

The Company represents and warrants to the Dealer Manager and the Advisor that:

a.                                      Registration Statement and Prospectus.  The Company has filed the Registration Statement and the related Prospectus with the SEC in accordance with applicable requirements of the Securities Act and the applicable rules and regulations (the “Rules and Regulations”) of the SEC promulgated thereunder, covering the Shares.  Said Registration Statement was initially filed with the SEC on               , 2018.   Copies of such Registration Statement and each amendment thereto have been or will be delivered to the Dealer Manager.  Every contract or document required by the Securities Act or Rules and Regulations to be filed as an exhibit to the Registration Statement has been and will be so filed with the SEC.

b.                                      The Company.  The Company is and will be at all times during the Offering duly and validly organized and formed as a corporation under the laws of the state of Maryland, with the power and authority to conduct its business as described in the Prospectus.

c.                                       Compliance with the Securities Act.  At the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective, the Registration Statement and Prospectus will comply with the Securities Act and the Rules and Regulations and at the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective and during the Offering the Registration Statement and Prospectus will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1(c) will not apply to statements contained in or omitted from the Registration Statement or Prospectus that are made in reliance upon and in conformity with information furnished to the Company in writing by the Dealer Manager or any of the Dealers specifically for inclusion in the Registration Statement or Prospectus.

d.                                      Use of Proceeds.  The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

e.                                       Absence of Further Consents and Approvals.  No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act or applicable state securities laws.

f.                                        No Order of Suspension.  No order preventing or suspending the use of a Prospectus has been issued and no proceedings for that purpose are pending, threatened or, to the knowledge of the Company, contemplated by the SEC; and to the knowledge of the Company, no order suspending the offering of the Shares in any jurisdiction has been issued and no proceedings for that purpose have been instituted or threatened or are contemplated.

g.                                       No Pending Actions.  There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which will have a material adverse effect on the business or property of the Company.

h.                                      Absence of Conflict or Default.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under (i) any of its organizational documents, (ii) any, indenture, mortgage, deed of trust, or lease to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations, except in the case of clause (ii) and (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Partnership.

i.                                          Requisite Authority.  The Company has all necessary power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

j.                                         Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by the Advisor and the Dealer Manager, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

k.                                      Authorization of Shares.  At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any shareholder of the Company; and all action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.

l.                                          Taxes.  The Company has filed all federal, state and foreign income tax returns, which have been required to be filed, on or before the due date (taking into account all extensions of time to file) and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

m.                                  Financial Statements.  The financial statements of the Company included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and the results of its operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

n.                                      Investment Company Act.  The Company does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

o.                                      Qualification as a Real Estate Investment Trust.  The Company has been organized and has operated in a manner so as to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 2016, and, to the knowledge of the Company, there currently exists no circumstance that will prevent the Company from complying with such requirements as contemplated in the Prospectus. The Company intends to operate the business of the Company so as to continue to comply with such requirements.

p.                                      Sales Material.  To the knowledge of the Company, all materials provided by the Company or any of its affiliates to the Dealer, including materials provided to the Dealer in connection with its due diligence investigation relating to the Offering, were materially accurate as of the date provided.

q.                                      Supplemental Sales Materials.  Any and all supplemental sales materials prepared by the Company and any of its affiliates (excluding the Dealer Manager) specifically for use with potential investors in connection with the Offering, when used in conjunction with the Prospectus, did not at the time provided for use, and, as to later provided materials, will not at the time provided for use, include any untrue statement of a material fact nor did they at the time provided for use, or, as to later provided materials, will they, omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus, not misleading.  If at any time any event occurs which is known to the Company as a result of which such supplemental sales materials when used in conjunction with the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof.

2.                                      Covenants of the Company.

The Company covenants and agrees with the Dealer Manager during the full term of this Agreement that:

a.                                      Furnishing Materials.  It will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request.  It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies of the following documents as the Dealer Manager may reasonably request:  (i) the Prospectus in final form and every form of supplemental or amended prospectus; (ii) this Agreement; and (iii) any other printed advertising, sales literature, supplemental sales materials or other materials (provided that the use of said advertising, sales literature, supplemental sales materials and other materials has been first approved for use by the Company and filed with all appropriate regulatory agencies).

b.                                      Qualification of Shares.  It will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required.  The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

c.                                       Effectiveness of Registration; Stop Orders.  It will:  (i) use its best efforts to cause any post-effective amendment to the Registration Statement to become effective; (ii) furnish copies of any proposed amendment or supplement of the Registration Statement or Prospectus to the Dealer Manager; (iii) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; (iv) use its best efforts to prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering; and (v) if at any time the SEC, any state regulatory authority or any other regulatory authority shall issue any stop order suspending the effectiveness of the Registration Statement, it will use its best efforts to obtain the lifting of such order at the earliest possible time.

d.                                      Amendments and Supplements.  If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental prospectus which will correct such statement or omission.  The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

3.                                      Representations and Warranties of the Advisor.

The Advisor represents and warrants to the Company and the Dealer Manager that:

a.                                      The Company.  The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.                                      Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Advisor, and assuming due authorization, execution and delivery of this Agreement by the Company and the Dealer Manager, will constitute a valid and legally binding agreement of the Advisor enforceable against the Advisor in accordance with its terms, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

c.                                       No Pending Actions.  There are no actions, suits or proceedings pending or, to the knowledge of the Advisor, threatened against the Advisor at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could reasonably be expected to have a material adverse effect on the business or property of the Advisor and its subsidiaries, taken as a whole.

4.                                      Representations and Warranties of the Dealer Manager.

The Dealer Manager represents and warrants to the Company and the Advisor that:

a.                                      The Company.  The Dealer Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

b.                                      Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Company and the Advisor, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and except that rights to indemnity and contribution hereunder may be limited by applicable law and public policy.

c.                                       Absence of Conflict or Default.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under (i) its organizational documents, (ii) any indenture, mortgage, deed of trust or lease to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Dealer Manager.

d.                                      Broker Dealer Registration; FINRA Membership.  The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker dealer pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a broker or dealer duly registered as such in those states where the Dealer Manager is required to be registered in order to carry out the Offering.  Moreover, the Dealer Manager’s employees and representatives have all required licenses and registrations to act under this Agreement.

e.                                       Anti-Money Laundering.  The Dealer Manager has, to the extent required, established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001 and will require that its Dealers establish such programs, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.

f.                                        Disclosure.  The information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.                                      Appointment, Obligations and Compensation of Dealer Manager.

a.                                      Appointment of Dealer Manager; Best Efforts.  The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash to the public up to the maximum amount of Shares set forth in the Prospectus (subject to the Company’s right of reallocation, as described in the Prospectus) through Dealers, all of whom shall be members of FINRA, or registered investment advisors or bank trust departments who are paid no commission or as otherwise described in the Prospectus.  The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions.  The Dealer Manager represents to the Company that it is a member in good standing of FINRA and that it and its employees and representatives have all required licenses and registrations to act under this Agreement.  With respect to the Dealer Manager’s participation in the distribution of the Shares in this Offering, the Dealer Manager agrees to comply in all material respects with the applicable requirements of the Securities Act, the Rules and Regulations, the Exchange Act and the rules and regulations promulgated thereunder, and all other state or federal laws, rules and regulations applicable to the Offering and the sale of Shares, all applicable state securities or blue sky laws and regulations, and the rules of FINRA applicable to the Offering, from time to time in effect, including, without limitation, FINRA Rules 2040, 2090, 2111, 2121, 2310, 5110 and 5141.

b.                                      Commencement of Sales; Termination.  Promptly after the effective date of the Registration Statement and the Dealer Manager’s execution of agreements with Dealers, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted.  The Dealer Manager and the Dealers will suspend or terminate offering the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.

c.                                       Suitability.  The Dealer Manager, in its agreements with Dealers, shall require that each Dealer offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.  In offering Shares, the Dealer Manager, in its agreements with Dealers, will require that each Dealer comply with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, applicable FINRA rules and the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., effective May 7, 2007, as amended (the “NASAA REIT Guidelines”). The Dealer Manager, in its agreements with Dealers, shall require that the Dealers shall sell Class W Shares and Class I Shares only to those persons who are eligible to purchase such Shares as described in the Prospectus and only through those Dealers who are authorized to sell such Shares.

d.                                      Offering Price.  The Dealer Manager and all Dealers will offer and sell the Shares for cash at the offering price set forth in the Prospectus, subject to discounts for Class T Shares described in the “Plan of Distribution” section of the Prospectus and except as otherwise provided in the DRIP. The offering price for each class of Shares generally will be the then-current transaction price, which will generally be the most recently disclosed monthly net asset value (“NAV”) per Share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the transaction price will generally be based on the most recently disclosed monthly NAV per Share, the NAV per Share of such stock as of the date on which a purchase is settled may be significantly different. The Company may offer Shares at a price that the Company believes reflects the NAV per Share of such stock more appropriately than the most recently disclosed monthly NAV per Share, including by updating a previously disclosed transaction price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per Share relative to the most recently disclosed monthly NAV per Share.  Each class of Shares may have a different NAV per Share because distribution fees differ with respect to each class.

e.                                       Commissions, Fees, and Expense Reimbursements.  Subject to discounts for Class T Shares and special circumstances described in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager with respect to the Class T Shares, a selling commission in the amount of up to two percent (2.0%) of the public offering price of the Class T Shares sold in the Primary Offering, plus a dealer manager fee in the amount of up to two and a half percent (2.5%) of the public offering price of the Class T Shares sold in the Primary Offering, however such amounts may vary at certain Dealers provided that the sum will not exceed four and a half percent (4.5%) of the public offering price.  The Company shall not pay any selling commissions or dealer manager fees with respect to Class W Shares and Class I Shares.  In addition, subject to FINRA limitations on underwriting compensation, with respect to each Class T Share and Class W Share, the Company agrees that it will pay to the Dealer Manager a distribution fee (the “Distribution Fee”), which accrues monthly and is calculated on outstanding Class T Shares and Class W Shares issued in the Primary Offering in an amount equal to one percent (1.0%) per annum and one-half-of-one-percent (0.50%) per annum, respectively, of the NAV per Class T Share or Class W Share, respectively.  In calculating the distribution fees, the Company will use the most recently disclosed monthly NAV per Share before giving effect to the monthly distribution fee or distributions on its Shares.  The Company will pay the Distribution Fee to the Dealer Manager monthly in arrears and will be paid on a continuous basis from year to year.  The Dealer Manager may reallow all or a portion of the selling commissions, the dealer manager fees and the Distribution Fees to the Dealers who sold the Shares giving rise to such commissions and fees to the extent the Selected Dealer Agreement with such Dealer provides for such a reallowance; provided, however, that upon the date when the Dealer Manager is notified that the Dealer who sold the Class T Shares and/or Class W Shares giving rise to the Distribution Fees is no longer the broker dealer of record with respect to such Class T Shares and/or Class W Shares, then such Dealer’s entitlement to the respective Distribution Fees related to such Class T Shares and/or Class W Shares shall cease, and the Dealer shall not receive the respective Distribution Fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T Shares and/or Class W Shares is made in connection with a change in the registration of record for such Class T Shares and/or Class W Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the Distribution Fees related to such Class T Shares and/or Class W Shares for the portion of the month for which the Dealer was the broker dealer of record.  Thereafter, such Distribution Fees may be reallowed by the Dealer Manager to the then-current broker dealer of record of the Class T Shares and/or Class W Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance.  The Dealer Manager may pay to such Dealers and Servicing Broker Dealers up to 100% of the aggregate Distribution Fees payable by the Company to the Dealer Manager.  The Company shall not pay the Dealer Manager a Distribution Fee with respect to Class I Shares.  In addition, to the extent the Dealer Manager determines to pay a supplemental fee or commission to a Dealer or a Servicing Broker Dealer with respect to the sale of Class I Shares in the Primary Offering as described in the Prospectus, the Company shall not reimburse the Dealer Manager for any such payment.

The Company shall cease paying Distribution Fees to the Dealer Manager with respect to each Class T Share or Class W Share when it is no longer outstanding, including as a result of conversion to Class I Shares.  In addition, the Company shall cease paying distribution fees with respect to each Class T Share or Class W Share held within a stockholder’s account and such Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares at the Applicable Conversion Rate (as defined in the Prospectus) on the earliest of:  (i) a listing of any Shares of the Company’s common stock on a national securities exchange, (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of its assets and (iii) the end of the month in which the Company, with the assistance of the Dealer Manager, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Shares of such class held by such stockholder within such account (including Shares purchased through the DRIP or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all Shares of such class held by such stockholder within such account and purchased in the Primary Offering.

In addition, after termination of the Primary Offering, each Class T Share or Class W Share (i) sold in the Primary Offering, (ii) sold under the DRIP, and (iii) received as a stock dividend with respect to such Shares sold in the Primary Offering or DRIP, shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares at the Applicable Conversion Rate (as defined in the Prospectus), at the end of the month in which the Company, with the assistance of the Dealer Manager, determines that all underwriting compensation paid or incurred with respect to the Primary Offering from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all Shares sold for the Company’s account through the Primary Offering.

As provided in the “Plan of Distribution” section of the Prospectus, the Advisor has agreed to advance all of the Company’s organization and offering expenses on its behalf, including expenses that are deemed issuer costs and certain expenses that are deemed underwriting compensation, such as legal, accounting, printing, mailing and filing fees and expenses, bona fide due diligence expenses of Dealers and investment advisers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the escrow agent and transfer agent, fees to attend retail seminars sponsored by Dealers, compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, but excluding upfront selling commissions, dealer manager fees and distribution fees, through December 31, 2019. Subject to FINRA limitations on underwriting compensation, the Company has agreed to reimburse the Advisor for all such advanced expenses ratably over the 60 months following December 31, 2019.

In addition, the Company has agreed to reimburse the Advisor for any organization and offering expenses that the Advisor incurs on the Company’s behalf as and when incurred, beginning January 1, 2020. After the termination of the Primary Offering and again after termination of the offering under the DRIP, the Advisor has agreed to reimburse the Company to the extent that the organization and offering expenses that the Company incurs exceed 15% of the gross proceeds from the applicable offering.  Any organization and offering expenses reimbursed by the Company which are deemed underwriting compensation will be subject to the 10% limit on total underwriting compensation imposed by FINRA Rule 2310.

Subject to FINRA limitations on underwriting compensation, in addition to the organization and offering expenses for which the Company will reimburse the Advisor, the Advisor may, in its sole discretion, pay additional expenses that are considered underwriting compensation to the Dealer Manager (which may be reallowed or paid by the Dealer Manager to Dealers) without reimbursement from the Company. These additional amounts may be paid by the Advisor in order to fund certain of the Dealer Manager’s costs and expenses related to the distribution of the Offering, including compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, as well as supplemental fees and commissions paid by the Dealer Manager to Dealers or Servicing Broker Dealers with respect to the sale of Class I Shares in the Primary Offering as described in the Prospectus.  These expenses also may include reimbursements for legal fees of the Dealer Manager, cost reimbursements for registered representatives of Dealers to attend educational conferences sponsored by the Company or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by Dealers, and promotional items.

The terms of any payment or reallowance of selling commissions, dealer manager fees, and Distribution Fees shall be set forth in the agreements entered into between the Dealer Manager and the Dealers or Servicing Broker Dealers, as applicable.  Notwithstanding the foregoing, no selling commissions, Distribution Fees, dealer manager fees, or other amounts will be paid to the Dealer Manager under this provision unless or until subscriptions for the purchase of Shares have been accepted by the Company.  The Company and the Advisor will not be liable or responsible to any Dealer or Servicing Broker Dealer for direct payment of selling commissions, any reallowance of dealer manager fees or Distribution Fees, any payment of supplemental fees and commissions with respect to Class I Shares or any other underwriting compensation or expense reimbursement to such Dealer or Servicing Broker Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of such amounts to Dealers and Servicing Broker Dealers.

f.                                        Sales With Reduced Selling Commissions and Dealer Manager Fees.  Notwithstanding the foregoing, Class T Shares may be sold net of selling commissions and dealer manager fees through either of the following distribution channels: (i) through fee-based programs, also known as wrap accounts or (ii) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.  In addition, subject to the agreement of the Dealer Manager, selling commissions and/or dealer manager fees may be reduced or eliminated with respect to the sale of Class T Shares to certain investors who have agreed with a Dealer to reduce or eliminate the selling commissions and/or the dealer manager fees.

g.                                       Permissible Materials.  The Dealer Manager shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus (as it may be supplemented or amended from time-to-time) and such sales literature and advertising as shall have been previously been approved in writing by the Company.

h.                                      Offering Jurisdictions.  The Dealer Manager and the Dealers shall cause Shares to be offered and sold only in such jurisdictions where the Dealer Manager and the respective Dealer are licensed to do so.  In addition, the Dealer Manager shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company where the offering and sale of its Shares have been authorized by appropriate regulatory authorities and such list of jurisdictions shall be updated by the Company as additional states are added.

i.                                          Submission of Orders.  The Dealer Manager, in its agreements with Dealers, shall require each Dealer to:

(i)                                     return any check not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt; provided that checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the procedures in paragraphs (ii) through (iv) below;

(ii)                                  where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, transmit checks by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the Company or to such other account or agent as directed by the Company;

(iii)                               where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), transmit subscription documents and checks to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer.  The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the Company or to such other account or agent as directed by the Company; and

(iv)                              deliver checks and completed subscription documents required to be sent to the Company via overnight courier to Black Creek Industrial REIT IV Inc., c/o DST Systems, Inc., 430 W. 7th Street, Suite 219079, Kansas City, Missouri, 64105.

6.                                      Issuance of Confirmations to Purchasers.

The Company hereby agrees and assumes the duty to confirm on its behalf and on behalf of Dealers who sell the Shares all orders for purchase of Shares accepted by the Company.  Such confirmations will comply with the rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions to the extent the Company is advised of such laws in writing by the Dealer Manager.

7.                                      Indemnification.

a.                                      The Company will indemnify and hold harmless the Dealers and the Dealer Manager, their officers and directors and each person, if any, who controls such Dealer or the Dealer Manager within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities, joint or several, to which such Dealers or the Dealer Manager, their officers and directors, or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”), or (b) the omission or alleged omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Dealer or the Dealer Manager, its officers and directors and each such controlling person for any legal or other expenses reasonably incurred by such Dealer or the Dealer Manager, its officers and directors, or such controlling person in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of any Dealer or the Dealer Manager specifically for use with reference to such Dealer or the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendment thereof, any such Blue Sky Application or the Prospectus or any such amendment thereof or supplement thereto; and further provided that the Company will not be liable in any such case if it is determined that such Dealer or the Dealer Manager was at fault in connection with the loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.  Notwithstanding the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates in any manner that would be inconsistent with the provisions to Article II.G of the NASAA REIT Guidelines.  In particular, but without limitation, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

(i)                                     There has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii)                                  Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii)                               A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

b.                                      The Dealer Manager will indemnify and hold harmless the Company, each officer and director of the Company, and each person or firm which has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any Blue Sky Application, or (b) the omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading, in each such case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereof, any such Blue Sky Application or the Prospectus or any such amendment thereof or supplement thereto, or (c) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by the Dealer Manager and will reimburse the aforesaid parties, in connection with investigation or defending such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

c.                                       Each Dealer severally will indemnify and hold harmless the Company, the Dealer Manager, the Advisor and each of their directors (including any persons named in the Registration Statement with his consent, as about to become a director), each of their officers who has signed the Registration Statement and each person, if any, who controls the Company, the Dealer Manager, or the Advisor within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities to which the Company, the Dealer Manager, the Advisor, any such director or officer, or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any Blue Sky Application, or (b) the omission or alleged omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus or (iii) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case under (a) and (b) hereof to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof, any such Blue Sky Application or the Prospectus or any such amendment thereof or supplement thereto, or (c) any failure to deliver to any investor the Prospectus and all supplements thereto and any amended prospectus, or (d) any unauthorized use of sales materials, or use of unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents in violation of Section VII of the Selected Dealer Agreement or otherwise, or (e) any sale in violation of or failure by Dealer to perform its obligations as set forth in Section IX of the Selected Dealer Agreement, or (f) any failure to comply with applicable rules of FINRA, federal or state securities laws or the rules and regulations promulgated thereunder, the NASAA REIT Guidelines, or any other state or federal laws and regulations applicable to the Offering or the activities of the Dealer in connection with the Offering, and will reimburse the Company, the Dealer Manager, and the Advisor and any such directors or officers, or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

d.                                      Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify in writing the indemnifying party of the commencement thereof; the omission so to notify the indemnifying party will relieve it from liability under this Section 7 only in the event and to the extent the failure to provide such notice adversely affects the ability to defend such action.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to paragraph (e) of this Section 7) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

e.                                       The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party.  If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

f.                                        The indemnity agreements contained in this Section 7 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Dealer, or any person controlling any Dealer or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of any person controlling the Company or the Dealer Manager, (b) delivery of any Shares and payment therefor, and (c) any termination of this Agreement.  A successor of any Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 7.

8.                                      Arbitration.

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”).  Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings.  The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator.  Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  All awards may be filed with the clerk of one or more courts, state or federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

9.                                      Survival of Provisions.

The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (c) the acceptance of any payment for the Shares.

10.                               Applicable Law; Venue.

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Colorado; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.  Venue for any action brought hereunder shall lie exclusively in Denver, Colorado.

11.                               Severability.

If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.

12.                               Delay Not a Waiver.

Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.

13.                               Counterparts.

This Agreement may be executed in any number of counterparts.  Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

14.                               Third-Party Beneficiaries; Successors; and Amendment.

a.                                      This Agreement shall inure to the benefit of and be binding upon the Dealer Manager, the Company and the Advisor and their respective successors.  Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.  This Agreement shall inure to the benefit of the Dealers to the extent set forth in Section 7 hereof.

b.                                      This Agreement may be amended by the written agreement of the Dealer Manager, the Advisor and the Company.

15.                               Term and Termination.

In any case, if not sooner terminated, this Agreement shall expire at the close of business on the effective date that the Offering is terminated.  This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any material provision of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or (b) on 60 days’ written notice.

In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (a) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into such account as the Company may designate; and (b) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies.  The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents required to be retained by the Dealer Manager pursuant to (i) federal and state securities laws and the rules and regulations thereunder, (ii) the applicable rules of FINRA and (iii) the NASAA REIT Guidelines, but shall keep all such information confidential.  The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company.  Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Dealer Manager is or becomes entitled under Section 5 of this Agreement, including but not limited to any Distribution Fees, pursuant to the requirements of that Section 5 at such times as such amounts become payable pursuant to the terms of such Section 5 without acceleration, offset by any losses suffered by the Company, any officer or director of the Company, any person or firm which has signed the Registration Statement or any person who controls the Company within the meaning of Section 15 of the Securities Act arising from the Dealer Manager’s breach of this Agreement or any other action by the Dealer Manager that would otherwise give rise to an indemnification claim against the Dealer Manager under Section 7.b. of this Agreement.

16.                               Definitions.

Any terms used but not defined herein shall have the meanings given to them in the Prospectus.

17.                               Notices.

All notices, approvals, requests, and authorizations that are required hereunder to be in writing shall be duly given and deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or deposited in the United States mail, properly addressed and stamped with the required postage, to the intended recipient, as set forth below.

To the Dealer Manager:	Black Creek Capital Markets, LLC 518 17th Street, 12th Floor Denver, Colorado 80202 Attn: Steven Stroker

To the Company:	Black Creek Industrial REIT IV Inc. 518 17th Street, 17th Floor Denver, Colorado 80202 Attn: Joshua J. Widoff

With a copy to: Alice L. Connaughton Greenberg Traurig, LLP 2101 L Street N.W. Washington, D.C. 20037

To the Advisor:	BCI IV Advisors LLC 518 17th Street, 17th Floor Denver, Colorado 80202 Attn: Evan H. Zucker With a copy to: Alice L. Connaughton Greenberg Traurig, LLP 2101 L Street N.W. Washington, D.C. 20037

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section.

IN WITNESS WHEREOF, the parties hereto have each duly executed this Dealer Manager Agreement as of the day and year set forth above.

COMPANY:
BLACK CREEK INDUSTRIAL REIT IV INC.

By:
Dwight L. Merriman III,
Managing Director,
Chief Executive Officer

DEALER MANAGER:
BLACK CREEK CAPITAL MARKETS, LLC

By:
Steven Stroker,
Chief Executive Officer

ADVISOR:
BCI IV ADVISORS LLC

By:	BCI IV Advisors Group LLC, its sole member

By:
Evan H. Zucker,
Manager